As filed with the Securities and Exchange Commission on January 26, 2026.

Registration Statement No. 333-292799

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM F-1

REGISTRATION STATEMENT Under The Securities Act of 1933

MIXED MARTIAL ARTS GROUP LIMITED

(Exact name of Registrant as specified in its charter)

Australia	7380	Not applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Level 1, Suite 1, 29-33 The Corso

Manly, New South Wales 2095

+61 1800 151 865

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Wimp 2 Warrior LLC

8 The Green, Ste R

Dover, DE 19901

(302) 288-0670

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy of all communications including communications sent to agent for service, should be sent to:

Jeffrey J. Fessler, Esq. Seth A. Lemings, Esq. Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, NY 10112 Telephone: (212) 653-8700 Facsimile: (212) 653-8701	Ross Carmel, Esq. Sichenzia Ross Ference Carmel LLP 1185 Avenue of the Americas New York, NY 10036 Telephone: (212) 930-9700

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a) may determine.

EXPLANATORY NOTE

This Amendment No. 1 (this “Amendment”) to our Registration Statement on Form F-1 (File No. 333-292799), initially filed on January 16, 2026 (the “Registration Statement”), is being filed as an exhibits-only filing to file an updated legal opinion as Exhibit 5.1. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, including the signature page and the exhibit index, and the filed exhibit. The remainder of the Registration Statement is unchanged and has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers

Australian law. Australian law provides that a company or a related body corporate of the company may provide for indemnification of officers and directors, except to the extent of any of the following liabilities incurred as an officer or director of the company:

●	a liability owed to the company or a related body corporate of the company;
●	a liability for a pecuniary penalty order made under section 1317G or a compensation order under section 961M, 1317H, 1317HA, 1317HB, 1317HC or 1317HE of the Corporations Act;
●	a liability that is owed to someone other than the company or a related body corporate of the company and did not arise out of conduct in good faith; or
●	legal costs incurred in defending an action for a liability incurred as an officer or director of the company if the costs are incurred:

○	in defending or resisting proceedings in which the officer or director is found to have a liability for which they cannot be indemnified as set out above;
○	in defending or resisting criminal proceedings in which the officer or director is found guilty;
○	in defending or resisting proceedings brought by the Australian Securities & Investments Commission or a liquidator for a court order if the grounds for making the order are found by the court to have been established (except costs incurred in responding to actions taken by the Australian Securities & Investments Commission or a liquidator as part of an investigation before commencing proceedings for a court order); or
○	in connection with proceedings for relief to the officer or a director under the Corporations Act, in which the court denies the relief.

Constitution. Our Constitution provides, that to the extent permitted by law, the Company indemnifies every director, executive officer or company secretary of the Company against a liability to another person, other than the Company or a related body corporate of the Company, provided that the provisions of the Corporations Act are complied with in relation to the giving of the indemnity and the liability does not arise in respect of conduct involving a lack of good faith on the part of the officer.

Indemnification Agreements. Pursuant to our form of deed of access, insurance and indemnity which is filed as Exhibit 10.4 to this registration statement, we have agreed to indemnify our directors. MMA has agreed to indemnify each of its directors to the extent permitted by law against all liabilities incurred while holding office, including indemnifying directors for any legal expenses incurred in defending proceedings relating to their directorship of MMA. Any indemnified amounts must be repaid to MMA to the extent that a director is reimbursed from an insurance policy maintained by MMA for the directors. MMA has also agreed to obtain and pay the premiums for insurance policies for each of its directors, which include run-off cover for each director for a period of seven years after they cease to hold office.

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Item 7. Recent Sales of Unregistered Securities

In September 2024, Conor McGregor was appointed as a global ambassador (“Ambassador Agreement”) and will provide services customarily associated with such roles for a company in the mixed martial arts and technology sector (“Services”). In consideration for providing these Services under the Ambassador Agreement, and pursuant to the exemption from registration provided for in Regulation S promulgated under the Securities Act, Mr. McGregor received 700,000 performance share rights, 150,000 of which vested upon execution of the Ambassador Agreement, and the remainder of which will vest once the 30-day volume-weighted average price (VWAP) achieves the following triggers: 100,000 shares when the share price reaches $7.50; 150,000 shares when the share price reaches $10.00; 150,000 shares when the share price reaches $15.00 and 150,000 shares when the share price reaches $20.00.

In September 2024, various employees, ambassadors, or consultants were issued 139,500 share rights (subject to vesting conditions) which may be converted into Ordinary Shares under the EIP. 50% of the share rights vested on October 1, 2025 and the balance of the 50% of the share rights will vest and on October 1, 2026. As of the date of this registration statement, 92,500 of these share rights have been canceled and no share rights have been exercised.

In November 2024, pursuant to the exemption from registration provided for in Regulation S promulgated under the Securities Act, the Company issued 112,000 Ordinary Shares to an independent contractor as compensation for providing corporate advisory services.

In November 2024, pursuant to the exemption from registration provided for in Regulation S promulgated under the Securities Act, the Company issued 5,538 Ordinary Shares relating to the exercise of options by previous employees of the Company.

In November 2024, pursuant to the exemption from registration provided for in Regulation S promulgated under the Securities Act, the Company issued 1,140,388 Ordinary Shares, relating to a placement of Ordinary Shares at $1.68, raising approximately $1,915,852.

In December 2024, the Company completed the acquisition of the assets of BJJ Link. As part consideration for the asset acquisition, we issued the vendor 315,789 Ordinary Shares pursuant to the exemption from registration provided for in Section 4(a)(2) promulgated under the Securities Act.

In January 2025, pursuant to the exemption from registration provided for in Section 4(a)(2) promulgated under the Securities Act, the Company issued 87,000 Ordinary Shares to independent contractors as compensation for providing corporate advisory services.

In March 2025, pursuant to the exemption from registration provided for in Section 4(a)(2) promulgated under the Securities Act, the Company issued 408,310 share rights which may be converted into Ordinary Shares under the EIP. 90,000 of such share rights will vest and become exercisable on March 6 2026. 60,000 will vest and become exercisable in three tranches between March 2026 and March 2028. 315,601 of such share rights have already vested but not yet exercised.

In April 2025, pursuant to the exemption from registration provided for in Section 4(a)(2) promulgated under the Securities Act, the Company issued 60,000 share rights which may be converted into Ordinary Share under the EIP and which vest in April 2027.

In April 2025, pursuant to the exemption from registration provided for in Regulation S promulgated under the Securities Act, various officers were issued 60,000 share rights which may be converted into Ordinary Shares under the EIP.

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In July 2025, pursuant to the exemption from registration provided for in Section 4(a)(2) promulgated under the Securities Act, the Company issued 164,474 ordinary shares to the Chairman and CEO for conversion of partial loans owed as disclosed in in the Public Offering completed in June 2025 with Westpark Capital.

In July 2025, pursuant to the exemption from registration provided for in Section 4(a)(2) promulgated under the Securities Act, the Company issued 40,250 Ordinary Shares to independent contractors as compensation for providing various services to the company

In July 2025, pursuant to the exemption from registration provided for in Section 4(a)(2) promulgated under the Securities Act, 50,000 Ordinary Shares and 300,000 warrants with an exercise price of $1.50 per share and a 5-year term were issued to Think Equity Nominees as part of deed of separation relating to prior underwriting agreement in place between the parties.

In July and August 2025, pursuant to the exemption from registration provided for in Section 4(a)(2) promulgated under the Securities Act, the Company issued 2,550,000 restricted stock units and 3,310,922 performance rights to various officers and senior management of the Company under the EIP with various hurdles which may be converted into Ordinary Shares.

In August 2025, pursuant to the exemption from registration provided for in Section 4(a)(2) promulgated under the Securities Act, the Company issued 125,000 Ordinary Shares to Angel Liriano and 100,000 to David Piedra as part of a deed of separation relating to their resignation from the board of the Company.

In October and November 2025, pursuant to the exemption from registration provided for in Regulation S promulgated under the Securities Act, the Company issued 925,000 Ordinary Shares to non-US investors for an aggregate of $925,000 consideration.

In November 2025, pursuant to the exemption from registration provided for in Section 4(a)(2) promulgated under the Securities Act, the Company issued 616,165 Ordinary Shares to various independent contractors under the EIP as compensation for providing services to the Company.

In November 2025, pursuant to the exemption from registration provided for in Section 4(a)(2) promulgated under the Securities Act, the Company issued 1,600,000 restricted stock units vesting over a 3-year period to the Chairman and CEO which may be converted into Ordinary Shares under the EIP. The Company also issued 200,000 restricted stock units under the EIP to other officers of the Company vesting 12 months from the date of issue in-lieu of cash compensation

In December 2025, the Company issued 600,000 Ordinary Shares to various independent contractors under the EIP as compensation for providing various services to the Company.

In December 2025, as part of the deferred consideration relating to the 2024 acquisition of BJJ Link, the Company issued the vendor of BJJLink 769,231 Ordinary Shares at $1.30 per share pursuant to the exemption from registration provided for in Section 4(a)(2) promulgated under the Securities Act.

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Item 8. Exhibits and Financial Statement Schedules

(a)	Exhibits

Exhibits	Description
3.1**	Certificate of the Registration of the Registrant
3.2**	Constitution of the Registrant (incorporated by reference to Exhibit 3.2 to the to the Registration Statement on Form F-1 filed on November 17, 2023)
4.1**	Specimen Ordinary Share certificate (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form F-1 filed on September 20, 2024)
4.2**	Form of Pre-Funded Warrant
4.3**	Employee Incentive Plan (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form F-1 filed on November 17, 2023)
4.4**	Employee Option Plan (incorporated by reference to Exhibit 4.4 to the Registration Statement on Form F-1 filed on November 17, 2023)
4.5**	Placement Agent Warrant, dated December 31, 2025
4.6**	Certificate of Designations for Series A Preferred Shares
5.1*	Opinion of QR Lawyers regarding the validity of the Ordinary Shares being registered
10.1+#**	Employment Agreement between the Company and Nick Langton (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form F-1 filed on November 17, 2023)
10.2+#**	Consultancy Agreement between the Company and Jonathan Hart (incorporated by reference to Exhibit 10.3 to the Registration Statement on Form F-1 filed on November 17, 2023)
10.3+**	Form of Deed of Access, Insurance and Indemnity (incorporated by reference to Exhibit 10.4 to the Registration Statement on Form F-1 filed on November 17, 2023)
10.4**	Consulting Agreement, dated May 19, 2025
10.5**	Asset Purchase Agreement among BJJLink LLC, Santiago Amaral, and Alta Global Group Limited, dated December 18, 2024
10.6**	Equity Purchase Agreement, dated December 29, 2025
10.7**	ELOC Registration Rights Agreement, dated December 29, 2025
10.8**	Securities Purchase Agreement, dated December 29, 2025
10.9**	PIPE Registration Rights Agreement, dated December 29, 2025
10.10**	Form of Lock-up Agreement
10.11**	Placement Agency Agreement, dated December 29, 2025
21.1**	List of subsidiaries
23.1**	Consent of BDO Audit Pty Ltd, independent registered public accounting firm
23.2*	Consent of QR Lawyers (included in Exhibit 5.1)
24.1**	Power of Attorney (included on the signature page of the initial filing of the registration statement)
107**	Filing Fee Table

*	Filed herewith.
**	Previously filed.
+	Indicates management contract or compensatory plan.
#	Pursuant to Item 601(b)(10) of Regulation S-K, certain confidential portions of this exhibit were omitted by means of marking such portions with an asterisk because such information is both not material and is the type that the Company treats as private or confidential.

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Item 9. Undertakings

The undersigned hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5) That, for the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed by the Registrant pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Manly, New South Wales on January 26, 2026.

Mixed Martial Arts Group Limited

By:	/s/ Nick Langton
Name:	Nick Langton
Title:	Founder and Chief Executive Officer (Principal Executive Officer)

By:	*
Name:	Aaron Links
Title:	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

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Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Nick Langton	Founder, Chief Executive Officer and Director	January 26, 2026
Nick Langton	(Principal Executive Officer)

*	Chief Financial Officer	January 26, 2026
Aaron Links	(Principal Financial Officer and Principal Accounting Officer)

*	Director, Company Secretary	January 26, 2026
Jonathan Hart

*	Chairman of the Board of Directors	January 26, 2026
Vaughn Taylor

*	Director	January 26, 2026
Richard Paolone

*	Director	January 26, 2026
Eric Corbett

*	Director	January 26, 2026
Laura Sanko

* By:	/s/ Nick Langton
Nick Langton, Attorney-in-Fact

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SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Mixed Martial Arts Group Limited, has signed this registration statement on January 26, 2026.

Authorized U.S. Representative

WIMP 2 WARRIOR LLC

By:	/s/ Nick Langton
Name:	Nick Langton
Title:	Manager and Authorized Officer

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